EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal Third Quarter 2004

Upward Revision to Third Quarter EPS Guidance Based on Strong Demand and Improved Margins

HOUSTON, July 22, 2004 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the Vehicular Products and Building Products markets, announced today that it expects to report third quarter diluted earnings per share from continuing operations in the range of $1.20 to $1.25 when financial results are reported on August 26, 2004. The Company commented that its guidance includes an estimate for an expected third quarter LIFO charge, the result of rising raw material costs. The current earnings outlook is up from previous guidance as Quanex continues to experience strong demand and margin improvements, together with results from its two recent acquisitions that continue to exceed expectations.

The Vehicular Products segment is expected to report improved operating results compared to last year's third quarter. Operating income for the segment will be higher, the result of lower steel scrap costs early in the quarter, together with higher scrap surcharges and strong results from Quanex's recent acquisition of the Monroe steel bar facility. The segment's third quarter operating income should also benefit from a small operating profit earned at its impact extrusion business, compared to a significant loss in the same period last year. Shipments at its engineered steel bar business will be much higher versus the year ago quarter due to robust demand, new programs and the benefits of Monroe. The segment's primary market drivers are North American light vehicle builds, which remain in line with last year's 16 million annualized units, and heavy duty truck builds, which are outpacing year-ago figures by some 45%.

The Building Products segment also expects to report improved operating results compared to last year's third quarter, due to both higher shipments and operating income at its aluminum sheet business, as well as higher sales and operating income at its engineered products business. Operating income at the aluminum sheet division will benefit from improving margins in the quarter, while operating results from the segment's engineered products business will profit from Quanex's recent acquisition of TruSeal Technologies. The segment's primary market drivers are housing starts and remodeling expenditures, both of which remain at very high levels.

The Company also stated it was aware that at the July 1, 2004 meeting of the FASB's Emerging Issues Task Force (EITF), the EITF reached a tentative conclusion that contingent convertible bonds should be accounted for under the "if converted" method of accounting when companies calculate diluted earnings per share. Currently, companies are not required to apply the "if converted" method until the bond's conversion trigger is reached. Quanex will review the EITF's proposal to determine the impact the proposal may have on the Company's accounting for its $125 million contingent convertible debentures that were issued on May 5, 2004.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 29, 2003 under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

Quanex is an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets. The company was founded in 1927 and its stock is listed on the New York Stock Exchange under the symbol NX. For further information visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:   Quanex Corporation
           Jeff Galow
           (713) 877-5327

           Valerie Calvert
           (713) 877-5305